Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-01477, 333-62669, 333-46790, 333-103757, 333-132013, 333-140980, 333-140981, 333-165069, and 333-202299 on Form S-8 and in Registration Statement No. 333-201096 on Form S-3 of our report dated December 18, 2015, relating to the consolidated financial statements and financial statement schedule of Deere & Company and subsidiaries (“Deere & Company”), and the effectiveness of Deere & Company’s internal control over financial reporting, appearing in this amendment to the Annual Report on Form 10-K/A of Deere & Company for the year ended October 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 1, 2016